Exhibit 4.1
AMERICAN EXPRESS CREDIT ACCOUNT MASTER TRUST
AMENDMENT
TO SERIES SUPPLEMENTS
          AMENDMENT, dated as of March 5, 2008 (this “Amendment”), to the Supplements (as hereinafter described) to the Pooling and Servicing Agreement, dated as of May 16, 1996, as amended and restated as of January 1, 2006 (as so amended and restated and in effect on the date hereof, the “Agreement”), among American Express Receivables Financing Corporation II, a Delaware corporation (“RFC II”), American Express Receivables Financing Corporation III LLC, a Delaware limited liability company (“RFC III”), and American Express Receivables Financing Corporation IV LLC, a Delaware limited liability company (“RFC IV”), as Transferors, American Express Travel Related Services Company, Inc., a New York corporation (“TRS”), as Servicer, and The Bank Of New York, a New York banking corporation, as Trustee (the “Trustee”).
RECITALS
          WHEREAS, RFC II, RFC III and RFC IV (or their predecessors in interest, as applicable), as Transferors, TRS, as Servicer, and the Trustee have previously entered into (i) the Series 2004-4 Supplement, dated as of August 17, 2004 (as amended, the “2004-4 Supplement”), and (ii) the Series 2007-7 Supplement, dated as of July 24, 2007 (as amended, the “2007-7 Supplement” and, together with the 2004-4 Supplement, the “Supplements”);
          WHEREAS, the parties to each of the Supplements now wish to amend the Supplements as set forth herein;
          WHEREAS, pursuant to Section 13.01(a) of the Agreement, each of RFC II, RFC III and RFC IV has delivered to the Trustee an Officer’s Certificate, dated the date of this Amendment, stating that RFC II, RFC III and RFC IV, respectively, reasonably believes that this Amendment will not have an Adverse Effect; and
          WHEREAS, RFC II, RFC III, RFC IV and the Servicer have satisfied all conditions precedent contained in the Pooling and Servicing Agreement to entering into this Amendment and this Amendment is authorized and permitted under the Pooling and Servicing Agreement.
          NOW, THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each party hereto agrees as follows:

ARTICLE I
DEFINITIONS
          SECTION 1.01. Defined Terms Not Defined Herein. All capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the respective Supplements or the Agreement, as the case may be.
ARTICLE II
AMENDMENTS TO SUPPLEMENTS
          SECTION 2.01. Amendment to the Series 2004-4 Supplement. The definition of “Collateral Minimum Interest Rate” in Section 2.01 of the Series 2004-4 Supplement shall be deleted in its entirety and inserted in its place shall be the following:
     “Collateral Minimum Interest Rate” shall mean the rate specified in the Transfer Agreement; provided that for purposes of this Supplement, such rate shall not exceed LIBOR plus 0.47% per annum.
          SECTION 2.02. Amendments to the Series 2007-7 Supplement. The definition of “Collateral Minimum Interest Rate” in Section 2.01 of the Series 2007-7 Supplement shall be deleted in its entirety and inserted in its place shall be the following:
     “Collateral Minimum Interest Rate” shall mean the rate specified in the Transfer Agreement; provided that for purposes of this Supplement, such rate shall not exceed LIBOR plus 0.39% per annum.
ARTICLE III
MISCELLANEOUS
     SECTION 3.01. Ratification of Supplements. As amended by this Amendment, the Supplements are in all respects ratified and confirmed and each Supplement, as amended by this Amendment, shall be read, taken and construed as one and the same instrument.
     SECTION 3.02. Counterparts. This Amendment may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.
     SECTION 3.03. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

     SECTION 3.04. Effectiveness. The amendments provided for by this Amendment shall become effective as of January 1, 2008 upon receipt by the Trustee of the following, each of which shall be satisfactory to the Trustee in its sole discretion, except as otherwise provided:
          (a) notification in writing from each of Moody’s and Standard & Poor’s to the effect that the terms of this Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency;
          (b) an Officer’s Certificate from each Transferor addressed and delivered to the Trustee certifying that this Amendment shall not have an Adverse Effect;
          (c) an Opinion of Counsel from the Servicer to the Trustee substantially in the form of Exhibit E-1 to the Agreement; and
          (d) counterparts of this Amendment, duly executed by the parties hereto.

          IN WITNESS WHEREOF, the Transferors, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION II, as a Transferor
By:	/s/ Maureen Ryan
	Name:	Maureen Ryan
	Title:	President

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION III LLC, as a Transferor
By:	/s/ Catherine M. Hogan
	Name:	Catherine M. Hogan
	Title:	President

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION IV LLC, as a Transferor
By:	/s/ Robert C. Radle
	Name:	Robert C. Radle
	Title:	President

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., as Servicer
By:	/s/ David L. Yowan
	Name:	David L. Yowan
	Title:	Senior Vice President

THE BANK OF NEW YORK, as Trustee
By:	/s/ Catherine Hughes
	Name:	Catherine M. Hughes
	Title:	Assistant Vice President

[Amendment to Series Supplements]